EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2007
SECOND QUARTER RESULTS
HOUSTON — MAY 30, 2007 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2007 second quarter ended March 31, 2007. As previously announced, the Company changed its fiscal year-end to September 30 from October 31, effective September 30, 2006; therefore, the comparable period of fiscal 2006 is comprised of the three months ended April 30, 2006.
     Revenues for the second quarter of fiscal 2007 were $141.9 million compared to revenues of $98.4 million for the second quarter of fiscal 2006. The business operations of the Company’s August 2006 Power/Vac® product line acquisition contributed revenues of $26.1 million in the second quarter of fiscal 2007. Net income for the second quarter was $2.3 million, or $0.20 per diluted share, compared to restated net income of $3.8 million, or $0.34 per diluted share, in the second quarter of fiscal 2006.
     Excluding the operating performance at two specific divisions, the overall results of the Company would have been approximately $0.42 per diluted share, an $0.08 year over year improvement. The complexity, time and costs associated with the relocation and start-up of the acquired Power/Vac product line to Houston have been greater than anticipated. For the second quarter, the net impact on earnings derived from the new Power/Vac product line was a loss of approximately $1.6 million, or $0.15 per diluted share. Also, at a second division the Company experienced lower than anticipated margins due to understated product costs on current projects. This resulted in a reduction in earnings of approximately $0.8 million, or $0.07 per diluted share.

     Thomas W. Powell, chairman and chief executive officer, stated, “Orders for the second quarter reached a record level of $168 million which resulted in a backlog of over $400 million, the highest in the Company’s history. The markets we serve are active, and we continue to see projects and opportunities that are well suited for Powell’s products and services. While we are highly encouraged by the direction and future potential of the Company, the relocation of the acquired Power/Vac product line to Houston has proven to be very challenging; and it will adversely impact our earnings until the transition is complete, which we expect to be around the middle of fiscal 2008.”
     The Electrical Power Products segment recorded revenues of $136.0 million in the fiscal 2007 second quarter compared to $91.9 million in the second quarter of fiscal 2006. The business operations of the Company’s August 2006 Power/Vac product line acquisition contributed revenues of $26.1 million in the second quarter of fiscal 2007. Income before income taxes for Electrical Power Products in the second quarter totaled $3.1 million versus restated income before income taxes of $5.9 million in last year’s fiscal second quarter. Pre-tax income for this segment would have been approximately $6.8 million, a $0.9 million year over year improvement, excluding the operating results at the two specific divisions previously discussed.
     The company’s order backlog as of March 31, 2007 was a record $408 million compared to $269 million at the end of the fiscal 2006 second quarter ended April 31, 2006 and compared to $384 million at the end of the first quarter of fiscal 2007 ended December 31, 2006. New orders placed during the second quarter totaled $168 million compared to $81 million in the second quarter of fiscal 2006 and compared to $148 million in the first quarter of fiscal 2007.
YEAR-TO-DATE RESULTS
     Revenues for the first six months of fiscal 2007 were $264.7 million compared to revenues of $182.2 million for the first half of fiscal 2006. The business operations of the Company’s August 2006 Power/Vac product line acquisition contributed revenues of $47.3 million in the first six months of fiscal 2007. Net income for the first six months was $4.3 million, or $0.39 per diluted share, compared to restated net income of $4.6 million, or $0.42 per diluted share, in the comparable period of fiscal 2006.

     Excluding the operating performance at the two specific divisions described above, the year-to-date results of the Company would have been approximately $0.71 per diluted share, a $0.29 year over year improvement. The complexity, time and costs associated with the relocation and start-up of the acquired Power/Vac product line to Houston have been greater than anticipated. The net impact on year-to-date earnings derived from the new Power/Vac product line was a loss of approximately $2.1 million, or $0.19 per diluted share. Also, the product costing issues at the second division resulted in a reduction in earnings of approximately $1.5 million, or $0.13 per diluted share.
     The Electrical Power Products segment recorded revenues of $253.4 million in the first six months of fiscal 2007 compared to $168.5 million in the first half of fiscal 2006. The business operations of the Company’s August 2006 Power/Vac product line acquisition contributed revenues of $47.3 million in the first half of fiscal 2007. Income before income taxes for Electrical Power Products in the first half of fiscal 2007 totaled $6.3 million versus restated income before income taxes of $6.9 million in the comparable period of fiscal 2006. Pre-tax income for this segment would have been $11.8 million, a $4.9 million year over year improvement, excluding the operating results at the two specific divisions previously discussed.
UPDATE ON RESTATEMENT
     As previously disclosed, the Company has completed its review of certain accounting errors that were discovered at one of its domestic divisions. Based on the conclusion of its review, cumulative net income was reduced by approximately $2.7 million, or $0.25 per diluted share for the seven quarters ended December 31, 2006. The completion of the Company’s review and the necessary restatements delayed the filing of the Company’s second quarter Form 10-Q. The Company has now filed with the Securities and Exchange Commission (“SEC”) Form 10-K/A for the eleven month transition year ended September 30, 2006, Form 10-Q/A for the quarter ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007. The financial data included in this press release has been restated consistent with the Company’s SEC filings.

OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below.
     Powell Industries expects full year fiscal 2007 revenues to range between $525 million and $550 million and full year fiscal 2007 earnings to range between $0.75 and $0.85 per diluted share.
     This decrease in earnings guidance for the current fiscal year is due to the following reasons. First, revised expectations for the earnings performance at the division that experienced product costing issues have reduced the earnings outlook by approximately $3.5 million, or $0.30 per diluted share. Second, the complexity, time and costs associated with the relocation and start-up of the Power/Vac product line have been greater than anticipated and are expected to dilute earnings by approximately $4.5 million, or $0.40 per diluted share. Post integration, the Company continues to expect this acquisition to meet previous guidance and generate incremental annual EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $7 million to $8 million.
     The balance of the Company’s operations continues to perform at or above expectations for the current fiscal year. The Company expects earnings contributions from these divisions to meet its projections.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, May 30, 2007, at 11:00 a.m. eastern time. To participate in the conference call, dial 303-262-2142 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until June 6, 2007. To access the replay, dial 303-590-3000 using a passcode of 11090599.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.

     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to the results of the Company’s internal investigation relating to the accounting errors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
- Tables to follow -

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31,	April 30,	March 31,	April 30,
	2007	2006	2007	2006
(In thousands, except per share data)		(As restated)		(As restated)
	(Unaudited)		(Unaudited)

Revenues	$141,912	$98,431	$264,688	$182,244

Cost of goods sold	119,147	78,220	221,833	147,660

Gross profit	22,765	20,211	42,855	34,584

Selling, general and administrative expenses	18,452	13,851	34,726	26,835

Income before interest, income taxes and minority interest	4,313	6,360	8,129	7,749

Interest expense	919	326	1,607	661

Interest income	(120)	(237)	(300)	(539)

Income before income taxes and minority interest	3,514	6,271	6,822	7,627

Income tax provision	1,210	2,473	2,430	2,979

Minority interest in net income (loss)	50	(3)	109	15

Net income	$2,254	$3,801	$4,283	$4,633

Net earnings per common share:

Basic	$0.20	$0.35	$0.39	$0.43

Diluted	$0.20	$0.34	$0.39	$0.42

Weighted average shares:

Basic	11,033	10,865	10,987	10,859

Diluted	11,123	11,110	11,090	11,061

SELECTED FINANCIAL DATA:

Capital Expenditures	$4,248	$1,467	$9,678	$2,645

Depreciation and amortization	$2,692	$1,658	$5,190	$3,463

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2007	2006
(In thousands)	(Unaudited)	(As restated)

Assets:

Current assets	$220,493	$193,500

Property, plant and equipment (net)	66,769	60,336

Other assets	37,345	38,842

Total assets	$324,607	$292,678

Liabilities & stockholders’ equity:

Current liabilities	$121,775	$98,612

Long-term debt and capital lease obligations, net of current maturities	34,213	33,886

Deferred and other long-term liabilities	2,968	2,971

Stockholders’ equity and minority interest	165,651	157,209

Total liabilities and stockholders’ equity	$324,607	$292,678

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	March 31,	April 30,	March 31,	April 30,
	2007	2006	2007	2006
(In thousands)		(As restated)		(As restated)
	(Unaudited)		(Unaudited)

Revenues:

Electrical Power Products	$136,034	$91,875	$253,377	$168,517
Process Control Systems	5,878	6,556	11,311	13,727

Total revenues	$141,912	$98,431	$264,688	$182,244

Income before income taxes:

Electrical Power Products	$3,113	$5,906	$6,338	$6,901
Process Control Systems	401	365	484	726

Total income before income taxes	$3,514	$6,271	$6,822	$7,627

	March 31,	September 30,
	2007	2006
(In thousands)	(Unaudited)

Backlog:

Electrical Power Products	$376,190	$324,688
Process Control Systems	31,440	30,440

Total backlog	$407,630	$355,128

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